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                                   Exhibit 99


                                  NEWS RELEASE


     Contact:  Morgan M. Schuessler
               Executive Vice President/Finance
               and Chief Financial Officer
               (706) 645-4230


                    WESTPOINT STEVENS INC. AGREES TO ACQUIRE
                              BIBB TOWEL OPERATIONS


     WEST POINT, Georgia (February 18, 1997) - WestPoint Stevens Inc. (Nasdaq/NM:WPSN) (http:www.westpointstevens.com) today announced that it has signed an agreement with The Bibb Company to purchase for cash substantially all assets related to Bibb's towel operations at the Rosemary Complex in Roanoke Rapids, North Carolina. Closing of the transaction is expected on February 21, 1997. All necessary regulatory approvals have been obtained.

               "WestPoint Stevens is dedicated to the long-term growth of its bath business and to consistent timely customer service. Management believes that, along with the capacity currently being achieved via the previously announced expansion of the Company's existing bath operations, the Bibb capacity will ensure long-term growth of both WestPoint's and its customers' bath business," said WestPoint Stevens President and Chief Operating Officer Thomas J. Ward. WestPoint Stevens also anticipates substantial capital investment in Bibb facilities following the acquisition.

               WestPoint Stevens Inc. is a home fashions consumer products company, with a comprehensive line of branded and licensed products for the bedroom and bathroom. The Company is vertically integrated and is the nation's leading manufacturer and marketer of bed linens, towels, comforters, and other accessories that are sold in retail outlets throughout the world. WestPoint Stevens home fashions consumer products are marketed under the well-known names of ATELIER MARTEX, MARTEX, UTICA, STEVENS, LADY PEPPERELL and VELLUX, and under licensed designer labels, including RALPH LAUREN HOME COLLECTION, SANDERSON and HALSTON.


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